Exhibit 99.1

February 1, 2010

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	John C. Hansen	(805) 466-7087
President and Chief Executive Officer

	James M. Cowan	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

COMPANY ANNOUNCES RESULTS FOR THE YEAR ENDING DECEMBER 31, 2009 REPORTING A NET LOSS BUT GOOD GROWTH IN LOANS AND DEPOSITS

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA) (OTC Bulletin Board: SLBA.OB) today announced its results for 2009, reporting its first loss for a year in 22 years.  John C. Hansen, President and CEO said “This is the most severe economic downturn in my 47 year banking career and the Company finds itself in the unfamiliar territory of reporting a net loss for the year.  The fact that all of the independent banks in our market area likely experienced net losses for the year provides little comfort as this is not the kind of performance a bank with our history, experience and strength finds satisfactory.  All of the news wasn’t bad as we experienced good annual growth in loans (7.04%) and deposits (12.44%).”

Hansen continued “As we move into the New Year, we have made significant progress toward improving our problem loans and strengthening our overall credit administration.  To address all of our needs we have reorganized our credit administration, tightened our procedures and strengthened credit administration with the addition of a Senior Vice President with 15 years of credit experience and who is familiar with the lending philosophy of Santa Lucia Bank.”

Highlights for the year ending December 31, 2009 were as follows:

•                  Net Loss for the twelve month period ending December 31, 2009 was $1,333,000 which reflects a decrease of $2,472,000 or 217.0% when compared to a profit of $1,139,000 for the same period in 2008.  The primary reason for the decrease in net profit was the addition of $4,650,000 to the allowance for loan losses.

•                  Earnings (loss) per common share (on a fully diluted basis) equaled ($0.79) for 2009.  This compares to $0.58 in 2008 and $1.51 in 2007.

•                  Return on Average Assets equaled (0.50%) for 2009 compared to 0.46% in 2008 and 1.22% in 2007.

•                  Return on Average Equity equaled (5.24%) in 2009 compared to 5.19% in 2008 and 14.87% in 2007.

•                  A cash dividend of $0.25 per share was paid to shareholders in 2009 which represents a decrease of 50.0% compared to total cash dividends of $0.50 per share paid to shareholders in 2008.  In 2007, total cash dividends of $0.45 per share were paid to shareholders.  In addition, the Company also declared a 2% stock dividend to all shareholders of record as of September 30, 2009 reflecting the Board’s decision to issue stock dividends rather than cash dividends during these difficult economic conditions in order to maintain its high capital levels.

•                  Total shareholders equity decreased to $23,522,000 as of December 31, 2009 compared to $25,551,000 as of December 31, 2008, representing a 7.9% decrease.  Total shareholders equity stood at $21,289,000 as of December 31, 2007.  The Company’s capital ratios at December 31, 2009 which were all well above regulatory requirements for “well capitalized” institutions were:  Tier 1 Capital to Average Assets 10.47%; Tier 1 Capital to Risk-Weighted Assets 12.04%; and Total Capital to Risk-Weighted Assets 13.37%.

•                  Non-performing loans increased to $4,675,000 as of December 31, 2009 compared to $1,614,000 for the same period in 2008.  Non-performing loans totaled 2.30% of total gross loans as of December 31, 2009, compared to 0.85% and 1.29% as of the same period in 2008 and 2007.  The allowance for loan losses to total loans increased to $3,332,000 or 1.64% as of December 31, 2009 compared to $2,310,000 or 1.22% in 2008 and $1,673,000 or 0.99% in 2007.

Highlights for the three months ended December 31, 2009 when compared to the comparable period of 2008 are as follows:

•                  Net Loss for the three month period ending December 31, 2009 was $1,944,000 which reflects an increase of $1,832,000 when compared to a loss of $112,000 for the same period in 2008.  The primary reason for the decrease in net profit was the addition of $3,900,000 to the allowance for loan losses during the quarter.

•                  Fully diluted earnings (loss) per common share for the three months ended December 31, 2009 were ($1.02) compared to ($0.06) for the same period in 2008.

•                  Return on Average Assets equaled (0.72%) for the three months ended December 31, 2009 compared to (0.04%) for the same period in 2008.

•                  Return on Average Equity equaled (7.86%) for the three months ended December 31, 2009 compared to (0.49%) for the same period in 2008.

•                  Non-performing loans increased $1,221,000 to $4,247,000 for the three months ended December 31, 2009 compared to an increase of $133,000 to $1,614,000 for the same period in 2008.

•                  The allowance for loan losses to total loans increased $855,000 to $3,332,000 for the three months ended December 31, 2009 compared to an increase of $519,000 to $2,310,000 for the same period in 2008.

FINANCIAL PERFORMANCE:

The Company’s net earnings decreased $2,472,000 or 217.1% from a profit of $1,139,000 as of December 31, 2008 to a loss of $1,333,000 as of December 31, 2009.  Contributing largely to the decline in profitability was the $4,650,000 addition to the allowance for loan losses to cover net loan losses of $1,566,000, write-downs of the collateral value of several loans of $2,061,000 required due to the decline in real estate values in the local market, the increase in non-performing loans and the increase in new loans.   Also contributing to the net loss for the year ended 2009 was the decrease in the net interest margin from 5.05% in December of 2008 to 4.50% for the same period in 2009, as well as a significant increase to the quarterly FDIC assessment coupled with a one time special assessment imposed on all financial institutions by the FDIC to increase reserves.

Total interest expense decreased $856,000 or 22.1% from $3,877,000 as of December 31, 2008 to $3,021,000 as of December 31, 2009.  This was due to a 76 basis point decrease in the average rate paid on interest bearing liabilities from 2.58% as of December 31, 2008 to 1.82% as of December 31, 2009 reflecting largely the decline in interest rates resulting from the decline in federal funds rates.

OPERATING EFFICIENCY:

The Company’s efficiency ratio was 81.58% in 2009 compared to 78.04% in 2008 and 64.65% in 2007.  This is the result of decreases in the Bank’s net interest income resulting from a 55 basis point decrease in the net interest margin and a small increase in non-interest expense.

LOAN GROWTH AND CREDIT QUALITY:

Total net loans increased $13,300,000 or 7.0% to $202,241,000 as of December 31, 2009 compared to $188,942,000 as of December 31, 2008 and $168,293,000 as of December 31, 2007.  Overall management of the Bank’s loan portfolio is considered good; however, loans have been adversely affected by the decline in the economy and its impact on our borrowers, especially in the real estate sector.  Throughout 2009 the Bank tightened its overall underwriting standards and strengthened credit administration with the addition of a Senior Vice President.

The Bank had seven non-performing loans totaling $4,247,000 as of December 31, 2009 compared to three non-performing loans totaling $1,614,000 as of December 31, 2008 and one non-performing loan totaling $2,175,000 as of December 31, 2007.  The increase in non-performing loans as of December 31, 2009 was a result of the current economic downturn and a reduction in real estate collateral values. For loans that were considered to be impaired, the Bank determined the fair value of the real estate collateral and charged off the portions of such loans considered uncollectible based on these analyses.

There are three non-performing loans in the Commercial and Industrial category totaling $221,000 which are largely secured by real estate.

Non-performing real estate secured loans consists of four loans totaling $4,026,000, which were written down in the aggregate a total of $1,814,000 prior to year end.  Two of these loans are on homes built for speculative purposes.  The first home has been sold and escrow is expected to close in the first quarter of 2010.  The Bank took the second home into “Other Real Estate Owned” OREO in January 2010.  There is one loan for an individual’s personal residence within this category. The Bank is working with legal counsel and has begun the foreclosure process.  The last loan in this category is an offsite development loan that the Bank has a participation interest in totaling $1,576,000 after write-down.  The property is located outside the Bank’s service area.  One of the guarantors and the owner of additional collateral that was pledged in support of this loan have filed bankruptcy.  The Bank is working with the originating bank and legal counsel to vigorously pursue the collection of this loan from both the borrower and guarantors.

The Company experienced net charge-offs of $3,628,000 in 2009, net charge-offs of $338,000 in 2008 and a net recovery of $19,000 in 2007.

The Company had one “Other Real Estate Owned” OREO property as of December 31, 2009 totaling $428,000.  This property is actively being marketed for sale at this time with no loss anticipated.

ALLOWANCE FOR LOAN LOSSES:

The Bank increased the provision for loan losses $4,650,000 during the twelve month period ending December 31, 2009 compared to a provision of $975,000 during the same period in 2008.  The primary reasons  for the increase was the amount of net loan charge-offs, the increase in non-performing loans, the write-downs of several loans to the fair value due to the downturn in the real estate market and the $13.2 million or 7.0% growth in the loan portfolio.  The allowance for loan losses to total loans increased to $3,332,000 or 1.64% of total loans as of December 31, 2009, compared to $2,310,000 or 1.22% of total loans in 2008 and $1,673,000 or 0.99% of total loans in 2007.  The Bank assesses and manages credit risk on an ongoing basis through a formal third party credit review program, internal monitoring and formal lending policies.  The Bank feels that existing problem credits have been identified and is dedicated to working with borrowers where possible.  The level of reserves is based upon information available at the time the analysis is completed, the application of various methodologies and the judgment of management.  The adequacy of the allowance is subject to change in any given period.  Based upon the analysis performed as of December 31, 2009, management felt that the allowance was adequate.

DEPOSIT GROWTH:

The Company’s total deposits increased significantly during the past year.  Total deposits stood at $238,723,000 and $212,317,000 as of December 31, 2009 and December 31, 2008 respectively, which represents a 12.44% increase.  Deposits totaled $212,718,000 as of December 31, 2007.  The increase in deposits is largely due to the increased confidence in community banks and the increase in the FDIC insurance limits.  The recent trend of customers depositing excess funds into Time Certificates of Deposit or other interest bearing accounts continued throughout 2009, resulting in a change in the mix of our deposits.  Despite this trend, the Company had 29.3% of total deposits in non-interest bearing deposits as of December 31, 2009 compared to 35.4% as of December 31, 2008.  Non-interest bearing deposits at these levels continue to be above industry averages.

NET INTEREST INCOME AND NET INTEREST MARGIN:

Net interest income for the year ended December 31, 2009 decreased $542,000 or 4.8% to $10,857,000 compared to $11,399,000 and $12,894,000 for the years ended December 31, 2008 and December 31, 2007, respectively.  Total interest income decreased $1,398,000 in 2009 while interest expense decreased $856,000 during the same period in 2009.  The decrease in interest income was primarily due to a 102 basis point decrease in the yield on average earning assets from 6.77% in 2008 to 5.75% in 2009, which was primarily attributable to the amount of loans placed on non-accrual along with lower rates received on the overall portfolio caused by a decline in the prime lending rate during the fourth quarter of 2008 of 1.75%.

The net interest margin decreased 55 basis points from 5.05% in 2008 to 4.50% in 2009.  The primary reasons for this decrease was the decline in the yield on average earning assets along with the reversal of interest of $145,000 for loans totaling $8,184,000 that were placed on non-accrual.  Of the loans placed on non-accrual, the balances were written down $2,061,000 due to deteriorated real estate collateral values, $1,566,000 was charged off and $428,000 was transferred to OREO.  Further, lower interest rates on investments that were rolled over due to either being sold, matured or called decreased the average investment yield 83 basis points from 4.96% at December 31, 2008 to 4.03% for the same period in 2009.

CAPITAL LEVEL AND RATIOS:

Total shareholders equity stands at $23,522,000 as of December 31, 2009 compared to $25,551,000 as of December 31, 2008.  This represents a 7.9% decrease in equity capital between December 31, 2008 and December 31, 2009.  The Bank maintains capital ratios above the Federal Regulatory guidelines for a “well capitalized” bank which are 5%, 6%, and 10% for Tier I capital to assets ratio (leverage ratio), Tier I capital to risk weighted assets ratio, and total capital to risk weighted assets ratio, respectively.  Total capital to risk weighted assets for the Company decreased to 14.09% as of December 31, 2009 compared to 15.92% as of December 31, 2008.  Tier I capital to assets ratio decreased to 10.47% as of December 31, 2009 from 11.89% as of December 31, 2008.

In 2008, as part of the United States Treasury’s Capital Purchase Program, the Company entered into a Letter Agreement on December 19, 2008 with the United States Department of Treasury, where the Company issued and sold 4,000 shares of the Company’s Preferred Stock and a warrant to purchase 38,107 shares of the Company’s Common Stock (adjusted for the 2% stock dividend) for an aggregate purchase price of $4,000,000 in cash.  The Preferred Stock qualifies as Tier 1 capital and pays cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  It is the Company’s intention to repay the capital within five years of issuance.  The warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price equal to $15.745 per share of the Common Stock (adjusted for 2% stock dividend).

THE COMPANY AND ITS BUSINESS STRATEGY:

Santa Lucia Bancorp (the “Company”), headquartered in Atascadero, California is a California Corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 24 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current financial crisis and recession  in United States and foreign financial markets and the response of government and bank regulators thereto, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands except per share data)

Summary of Operations:
Interest Income	$13,878	$15,276	$17,719	$17,027	$13,546
Interest Expense	3,021	3,877	4,824	3,577	1,984

Net Interest Income	10,857	11,399	12,895	13,450	11,562
Provision for Loan Loss	4,650	975	—	240	300

Net Interest Income After Provision for Loan Losses	6,207	10,424	12,895	13,210	11,262
Noninterest Income	1,236	1,111	1,071	1,010	1,052
Noninterest Expense	9,865	9,763	9,029	8,590	7,808

Income Before Income Taxes	(2,422)	1,772	4,937	5,630	4,506
Income Taxes	(1,089)	633	1,934	2,242	1,759

Net Income	$(1,333)	$1,139	$3,003	$3,388	$2,747

Cash Dividends Paid	$483	$963	$871	$768	$730

Per Common Share Data:
Net Income - Basic	$(0.79)	$0.59	$1.55	$1.77	$1.46
Net Income - Diluted	$(0.79)	$0.58	$1.51	$1.68	$1.38
Dividends	$0.25	$0.50	$0.45	$0.40	$0.388
Book Value	$9.84	$11.21	$11.01	$9.93	$8.35

Common Outstanding Shares:	1,961,334	1,923,053	1,924,873	1,928,097	1,899,543

Statement of Financial Condition Summary:
Total Assets	$270,415	$251,880	$248,640	$240,738	$231,532
Total Deposits	238,723	212,317	212,718	212,988	206,879
Total Net Loans	198,909	186,632	166,619	169,680	152,563
Allowance for Loan Losses	3,332	2,310	1,673	1,654	1,470
Total Shareholders’ Equity	23,522	25,551	21,189	19,137	15,866

Selected Ratios:
Return on Average Assets	-0.50%	0.46%	1.22%	1.42%	1.21%
Return on Average Equity	-5.24%	5.19%	14.87%	19.45%	18.67%
Average Loans as a Percentage of Average Deposits	87.82%	83.84%	76.11%	79.74%	69.90%
Allowance for Loan Losses to Total Loans	1.64%	1.22%	0.99%	0.96%	0.95%
Company
Tier I Capital to Average Assets	10.47%	11.89%	10.50%	10.00%	—
Tier I Capital to Risk-Weighted Assets -	12.76%	14.41%	13.20%	12.70%	—
Total Capital to Risk-Weighted Assets -	14.09%	15.92%	14.60%	14.40%	—
Bank
Tier I Capital to Average Assets	9.90%	11.44%	9.85%	9.11%	7.16%
Tier I Capital to Risk-Weighted Assets -	12.04%	13.65%	12.33%	11.43%	9.33%
Total Capital to Risk-Weighted Assets -	13.37%	15.17%	13.80%	13.13%	11.34%

February 1, 2010